EXHIBIT 10.8

NORTH CAROLINA

DURHAM COUNTY

SUBTENANT NON-DISTURBANCE AND SUBSTITUTE LEASE AGREEMENT

THIS SUBTENANT NON-DISTURBANCE AND SUBSTITUTE LEASE AGREEMENT (the “Agreement”) is dated for reference purposes as of January 16, 2004 among W & G ASSOCIATES, A NORTH CAROLINA LIMITED PARTNERSHIP (“W&G”) and EMBREX, INC., a North Carolina corporation (“Embrex”).

RECITALS:

A. W & G Associates, a North Carolina general partnership (predecessor in interest to W&G), as landlord, and W & G Instruments, Incorporated, a New Jersey corporation (predecessor in interest to Acterna, LLC, a Delaware limited liability company referred to herein as “Acterna”), as tenant, entered into a Lease Agreement dated October 1, 1984 and amended January 1, 1986, October 1, 1989, January 24, 1994 as ratified July 5, 1994, February 23, 1999, and October 1, 1999 (as amended, the “Lease”) pursuant to which Acterna, the successor in interest to Wandel & Goltermann Technologies, Inc., a North Carolina corporation, which was successor in interest to Wandel & Goltermann, Inc., a New Jersey corporation which was the successor in interest to W & G, Instruments, Inc. leased Lot S-5B, containing 10.00 acres, more or less as shown on Plat Book 131, Page 87, Durham County Registry (the “Land”), together with certain easement rights as set forth in that certain Declaration of Covenants Containing Easements recorded in Book 1963, Page 190, Durham County Registry (the “Premises”); and

B. In addition to the Premises, W&G is also the owner of that certain lot and parcel of land designated as Lot S-5A, containing 5.00 acres, more or less, as shown on Plat Book 131, Page 87, Durham County Registry, together with certain easement rights as set forth in that certain Declaration of Covenants Containing Easements recorded in Book 1963, Page 190, Durham County Registry (the “5 Acre Parcel”); and

C. Acterna Corporation (“Acterna”), as successor in interest to Wandel & Goltermann Technologies, Inc., a North Carolina corporation (“WGTI”), subleased approximately 49,600 rentable square feet of the Premises (the “Subleased Premises”) to Embrex pursuant to that certain Sublease Agreement dated as of October 1, 1999, and amended by First Amendment to Sublease dated February 29, 2000 (the “First Amendment”), by letter dated January 8, 2001 constituting the Second Amendment to Sublease Agreement, by letter dated August 28, 2001, by letter dated December 17, 2001 captioned Fourth Amendment to Sublease Agreement, and by letter dated January 31, 2003 captioned Fifth Amendment to Sublease Agreement (as amended, the “Sublease”) including the Right of First Refusal as set out in the Sublease; and

D. In accordance with the terms of the Lease, W&G granted its consent to the Sublease subject to the terms and conditions of that certain Consent of Landlord to Sublease and Acknowledgment by Sublandlord and Subtenant, executed by W&G, WGTI and Embrex, dated as of October 1, 1999 and by joinder in the First Amendment to Sublease dated February 29, 2000 (the “Consent”); and

E. Acterna succeeded to the interest of WGTI in the Lease and the Sublease; and

F. Acterna has defaulted under the terms of the Lease; a copy of W&G’s notice of default has been received by Embrex as required by the Consent; and

G. Acterna filed a petition under Chapter 11 of the United States Bankruptcy Code on or about May 6, 2003 and the Lease and Sublease were subsequently rejected in such action.

H. Embrex has requested of W&G that so long as Embrex is not in default under the terms of the Sublease, for W&G continue to recognize Embrex’s occupancy under the terms of the Sublease notwithstanding the default of Acterna under the Lease, and W&G has agreed subject to the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, W&G and Embrex, intending to be legally bound, agree as follows:

1. From the date of the rejection of the Lease (the “Effective Date”) W&G agrees that so long as Embrex is not in default under the terms of the Sublease beyond any applicable grace or cure period, W&G shall not disturb Embrex’s occupancy of the Subleased Premises and, subject to the terms hereof, W&G hereby recognizes such occupancy under the terms of the Sublease as if it were a direct lease between W&G and Embrex (the Sublease as so recognized is sometimes referred to herein as the “Substitute Lease”). Embrex hereby recognizes and attorns to W&G as its landlord, under the terms of the Substitute Lease from the Effective Date subject to the terms and conditions set forth in this Agreement. It is understood and agreed that such non-disturbance and attornment shall be deemed to have occured automatically as of the Effective Date.

2. Embrex hereby represents and warrants:

a.	Embrex has accepted occupancy of the Subleased Premises; Embrex has validly exercised its Right of First Refusal contained in the Sublease; no future Request of First Refusal exists; and immediately prior to the Effective Date Embrex subleased the entire building on the Land, containing the Subleased Premises, being 49,600 rentable square feet, more or less (the “Building”);

b.	Prior to the Effective Date, the “Rent Structure” under the Sublease had converted from “Full-Service” to “Triple Net”. Accordingly, Embrex has assumed the obligations for expenses and services set out under the heading “Full Service” in the Sublease and the Rent Schedule under the Substitute Lease as of the Effective Date is as follows:

Period	$/rf/yr.	Monthly Rent		Rent Structure
Effective Date	$9.70	$40,093.33	*	Triple-Net
10/01/03 – 09/30/04	$9.99	$41,292.00		Triple-Net
10/01/04 – 09/30/05	$10.29	$42,532.00		Triple-Net

*	Does not include monthly charge for landscaping previously paid to Acterna because Acterna is no longer doing the landscaping.

In addition to the Rent set forth in the Rent Schedule above, Embrex is responsible under the Substitute Lease for (i) the maintenance of the exterior of the Building, (ii) payment of Embrex’s Proportionate Share of taxes, insurance and maintenance and repair of the sidewalks, parking lots, landscaping, exterior lighting and other items applicable to the Land, and Embrex’s Proportionate Share of all HVAC, mechanical, roof and structural maintenance and repair with respect to the Building and (iii) contracting directly for services to the Subleased Premises, including, but not limited to, HVAC, electricity, water, janitorial services and trash removal. Embrex acknowledges that its Proportionate Share applicable to the Land and the Building is 100%

As of June 1, 2003 Embrex has assumed direct responsibility for the following additional items regarding the Land:

Landscaping services and snow removal to be performed by Budd Landscaping Services effective June 1, 2003.

Acterna did not provide Embrex with a schedule of exterior maintenance with respect to the Building as contemplated by Section 6 of the Sublease.

As of the Effective Date, Embrex had paid to Acterna $0.00 for 2002 ad valorem real property taxes; $104.97 per month for Acterna’s liability insurance premiums for the period April 1, 2001 to and including April 30, 2003 (this monthly payment for insurance was also included in the payment made to W&G for May 2003 but was not included in subsequent rent payments to W&G); and $0.00 for 2003 ad valorem real property taxes. Embrex shall, upon W&G’s request, provide evidence of such payments. Embrex acknowledges its obligations to obtain and maintain casualty and public liability insurance under Section 15 of the Sublease.

c.	Embrex’s “Proportionate Share” means 100% (49,600 RSF/49,600 RSF) as of the Effective Date;

d.	As of the Effective Date, any and all repairs, replacements, alterations, additions or improvements required pursuant to the terms of the Sublease had been completed and accepted by Embrex. All obligations of Acterna to provide or remove signage under the Sublease were satisfied prior to the Effective Date.

e.	As of the date hereof, Embrex is not in default, nor does any condition exist which, with the passage of time, would constitute a default under the Substitute Lease.

f.	To the best of Embrex’s knowledge, Acterna, immediately before rejection of the Lease and Sublease, was not in default under the terms of the Sublease other than its failure to pay to Embrex $16,885.58, being Acterna’s one-third (1/3) share of certain costs of HVAC repairs to the Subleased Premises pursuant to Section 3(a)(i) of the First Amendment. Embrex acknowledges and agrees that W&G has no obligation to Embrex with respect to Acterna’s share of the cost of these HVAC repairs and that Acterna’s default shall not allow Embrex any remedy under the Substitute Lease between Embrex and W&G under this Agreement.

g.	Embrex did not encourage or advise Acterna to terminate the Lease or otherwise default under the terms of the Lease, it being understood that the parties desire to protect Embrex’s tenancy under the Sublease.

3. Notwithstanding the terms of the Sublease, Embrex and W&G agree that as of the Effective Date:

(i) W&G shall make 186 parking spaces on the Land available for Tenant’s use in reasonable proximity to the Building; it being understood and agreed that no specific parking spaces are reserved for Embrex’s use in the parking areas located on the Land and the 5 Acre Parcel, but W&G shall not reserve the use of any specific spaces on the Land for the use of tenants or other users of the 5 Acre Parcel. It is acknowledged that W&G may construct additional parking spaces on the Land (which construction shall not materially interfere with Tenant’s use of the Land) and such additional parking spaces shall not be reserved for any particular tenant’s use, but will be used generally by tenants of buildings located on the Land and the 5 Acre Parcel, unless otherwise specifically agreed in writing by the parties hereto.

(ii) W&G shall maintain the parking lots and drives located on the Land and Embrex shall pay the cost of such maintenance as Additional Rent. To the extent that the maintenance of the parking lots and drives located on the Land is performed and billed with the maintenance of the parking lots and drives on the 5 Acre Parcel, Embrex shall only pay its proportionate share of such costs based on the proportion that the square footage of the Building bears in relation to the total square footage of the two buildings located on the Land and the 5 Acre Parcel. Removal of snow and ice from the parking lots and drives on the Land shall continue to be the obligation of Embrex (which snow and ice removal is currently performed by Budd Landscaping Services pursuant to the contract between Embrex and Budd Landscaping Services effective June 1, 2003).

(iii) Tenant shall monthly, as Additional Rent, pay Tenant’s proportionate share of the cost of liability insurance W&G carries with respect to the Land and the 5 Acre Parcel; provided Tenant’s proportionate share shall be based on the same proportion that the square footage of the Building bears in relation to the total square footage of the two buildings located on the Land and the 5 Acre Parcel.

4. Notwithstanding anything to the contrary in the Sublease or the Consent, W&G’s obligations to not disturb Embrex’s occupancy and to recognize the same is subject to the following terms and conditions:

a. Embrex accepts the Subleased Premises “as is” as of the date hereof;

b. Upon termination or expiration of the Substitute Lease, Embrex will, upon the request of W&G, remove any or all of the venting and/or additional HVAC units which were or are added to the Premises as improvements by or for Embrex (unless and only to the extent the new tenant for the Premises specifically asks for such items to remain) and shall repair any damage to the roof caused by such removal, ordinary wear and tear excepted;

c. W&G shall not be subject to any credits, offsets, defenses or claims that Embrex might have against Acterna. W&G shall not be liable for and shall not be required to recognize and shall have no responsibility for:

(i)	rent or other sums paid to Acterna more than one (1) month in advance;

(ii)	any amendments to the Sublease made without W&G’s prior written consent;

(iii)	any defaults under the Sublease by Acterna or any acts or omissions of Acterna;

(iv)	any obligations of Acterna under the Sublease arising prior to the Effective Date; or

(v)	any security deposit Acterna may hold from Embrex in connection with the Sublease, except to the extent W&G actually receives such deposit.

f. W&G shall have no liability for any cash payments or reimbursements due from Acterna under the Sublease, including but not limited to (i) for any brokerage commission or other charge or expense in connection with expansion of the Subleased Premises or extension of Embrex’s term, (ii) the Cash Inducement (as defined in the Sublease) and (iii) repayment for Acterna’s share of property insurance covering the Premises or other obligations regarding the Land (such as ad valorem taxes).

g. W&G has not received any of the security deposit which Acterna held under the Sublease. Embrex shall deposit with W&G a security deposit of $41,292.00 which security deposit need not be held in an interest bearing account. Any interest on such account shall belong to W&G.

5. Embrex received written notice from W&G to make its monthly payments of rent under the Sublease directly to W&G pursuant to the terms of the Consent. Commencing with the May 2003 rent payment Embrex has paid and is continuing to pay such rent directly to W&G and the same shall constitute rent payments under the Substitute Lease as of the Effective Date.

6. The parties acknowledge that notwithstanding the fact that the filing by or on behalf of Acterna of any pleading or petition to declare Acterna bankrupt under any bankruptcy law or act may be a default under the Lease, the filing of such bankruptcy may stay or otherwise affect W&G’s rights under the Lease or give Acterna certain rights with regard to the Lease. Nothing contained herein shall require W&G to act in any manner contrary to or in violation of applicable law, including the United States Bankruptcy Code.

7. Either W&G or Embrex shall have the right, at its option, to require that the other enter into a new lease directly for the Subleased Premises for the remaining term of the Sublease and otherwise on the terms provided in the Sublease, including the remaining extension options and except as modified by this Agreement.

8. Notwithstanding that this Agreement is in fact executed by the parties hereto after the Effective Date, it is understood and agreed that the intent of the parties is to acknowledge that as of the Effective Date a Substitute Lease has been in effect between the parties upon the same terms as the Sublease as amended by and subject to the terms of this Agreement.

9. The Recitals set forth above are incorporated herein. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Sublease.

10. This Agreement is subject to the prior written consent of Wachovia Bank, N.A. (formerly First Union National Bank), as the owner and holder of certain deeds of trust encumbering the Premises.

11. W&G acknowledges that Acterna has vacated the building located on the 5 Acre Parcel (the “W&G Building”). W&G agrees that before leasing the W&G Building to another tenant (other than consenting to a direct lease with Mindready Solutions (USA), Inc., a subtenant of Acterna that is currently in possession of a portion of the W&G Building for the portion subleased by Mindready Solutions (USA), Inc. from Acterna) W&G will cause the necessary telephone and telecommunications closet to be installed in the W&G Building as set forth on a proposal from East Coast Telecom, Inc., to W&G (mistakenly referred to as “Wandell and Goltermann”) dated 10/13/03 (the “Proposal”) to perform the work described in the Proposal in order that Embrex will have the sole use of the telephone and telecommunications closet in the Building. W&G and Embrex have agreed to split (50%-50%) the cost of such removal and relocation as set forth on the Proposal. Embrex shall pay to W&G its share of such cost upon completion of the work.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the day and year first above written.

EMBREX, INC., a North Carolina corporation

By:	/s/ Don T. Seaquist
Name:	Don T. Seaquist
Title:	Vice President, Finance and Administration
Date:	1/16/2004

W & G ASSOCIATES, A NORTH CAROLINA LIMITED PARTNERSHIP.

By:	/s/ Bert Kuthe
Name:	Bert Kuthe
Title:	General Representation
Date:	1/23/2004